                                            Filed Pursuant to 424b(5)
                                            File No. 333-34321

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 11, 1997.

                                  $350,000,000

                       FEDERATED DEPARTMENT STORES, INC.

         6 1/8% Term Enhanced ReMarketable Securities(SM) ("TERMS(SM)")
                    Interest payable March 1 and September 1

                               ------------------

The annual interest rate on the 6 1/8% Term Enhanced ReMarketable Securities(SM) ("TERMS(SM)") of Federated Department Stores, Inc. (the "Company") to September
    1, 2001 (the "Initial Investor Maturity Date") is 6 1/8%. The TERMS are subject to mandatory tender to Credit Suisse First Boston Corporation, as Remarketing Dealer (the "Remarketing Dealer"), on each of (i) the Initial Investor Maturity Date and (ii) if, as described herein under "Description of the TERMS -- Tender of the TERMS; Remarketing -- Remarketing Dates,"
      the Initial Investor Maturity Date is designated as a Window Period Remarketing Date (as defined herein), the Additional Remarketing Date (as defined herein) thereafter. Each of the Initial Investor Maturity Date and the Additional Remarketing Date, if any, are referred to herein as a "Remarketing Date." The final maturity date (the "Maturity Date") is scheduled to occur on September 1, 2011 (the "Scheduled Maturity
     Date") but may be adjusted as described herein due to the occurrence, if any, of the Additional Remarketing Date. If the Remarketing Dealer
       for any reason does not purchase all of the TERMS on a Remarketing
       Date, the Company will be required to repurchase the TERMS on such date from the record holders ("Holders") thereof at 100% of the principal amount thereof plus accrued and unpaid interest, if any.
       As a result, whether or not the Initial Investor Maturity Date is a Window Period Remarketing Date, any person holding a TERMS (or a beneficial interest therein) on the Initial Investor Maturity
        Date will, in all cases, (i) be entitled to receive 100% of the principal amount of the TERMS plus accrued and unpaid
            interest, if any, and (ii) be obligated to surrender the
         TERMS, in each case on the Initial Investor Maturity Date. In addition, if the Initial Investor Maturity Date is
           designated as a Window Period Remarketing Date, any person holding a TERMS (or a beneficial interest therein) on the
             Additional Remarketing Date will, in all cases, (i) be
            entitled to receive 100% of the principal amount of the
            TERMS plus accrued and unpaid interest, if any, and (ii) be obligated to surrender the TERMS, in each case on the
                          Additional Remarketing Date.

                                                        (continued on next page)

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
   THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         UNDERWRITING
                                                     PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                                     PUBLIC(1)            COMMISSIONS        COMPANY(1)(2)(3)
                                                -------------------   -------------------   -------------------
Per TERMS.....................................        99.873%                .35%                 99.523%
Total.........................................     $349,555,500           $1,225,000           $348,330,500

(1) Plus accrued interest, if any, from August 26, 1998.
(2) Before deduction of expenses payable by the Company estimated at $250,000.
(3) Does not include consideration received for the right to remarket the TERMS. See "Underwriting."

          The TERMS are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the TERMS in book-entry form will be made through the facilities of The Depository Trust Company ("DTC") on or about August 26, 1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON
                            CHASE SECURITIES INC.
                                                  GOLDMAN, SACHS & CO.

      BANCAMERICA ROBERTSON STEPHENS             CITICORP SECURITIES, INC.

                  Prospectus Supplement dated August 19, 1998.

------------------
"Term Enhanced ReMarketable Securities(SM)" and "TERMS(SM)" are service marks owned by Credit Suisse First Boston Corporation.

(continued from previous page)

     Interest on the TERMS accruing during the period from and including August 26, 1998 (the "Issue Date") to but excluding the Initial Investor Maturity Date will be payable semiannually on March 1 and September 1 of each year, commencing March 1, 1999. Interest on the TERMS accruing from the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) will be paid semiannually on each day that is a six-month anniversary of such date. Interest on the TERMS accruing during the period from and including the Initial Investor Maturity Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) to but excluding the Additional Remarketing Date (the "Window Period"), if applicable, will be payable on the Additional Remarketing Date. Each day on which interest is scheduled to be paid is hereinafter referred to as an "Interest Payment Date." Interest payable on any Interest Payment Date will be payable to the persons in whose name the TERMS are registered at the close of business on the fifteenth calendar day (whether or not a Business Day (as defined herein)) immediately preceding the related Interest Payment Date, except that, in the case of the Interest Payment Date relating to the Window Period, interest will be payable to the persons to whom principal shall be payable on the Additional Remarketing Date.

     The TERMS are not subject to a sinking fund and are not redeemable by the holders thereof upon the occurrence of a change in control or the Company's completion of a highly leveraged transaction, regardless of whether a rating decline results therefrom. See "Description of the TERMS -- Absence of Event Risk Protections."

     The TERMS will be represented by one or more Global Securities (as defined herein) registered in the name of the nominee of The Depository Trust Company. Except as provided herein and in the accompanying Prospectus, TERMS in definitive form will not be issued. See "Description of the TERMS -- Book-Entry System."

     It is expected that delivery of the TERMS will be made against payment therefor on or about that date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fifth Business Day following the date of pricing of the TERMS (such settlement cycle being herein referred to as "T+5"). Purchasers of the TERMS should note that trading of the TERMS on the date of pricing and the next five succeeding Business Days may be affected by the T+5 settlement. See "Underwriting."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                             ---------------------

                              RECENT DEVELOPMENTS

RECENT RESULTS OF OPERATIONS DATA

     The following table presents unaudited results of operations data for the 13 and 26 weeks ended August 1, 1998 and August 2, 1997, which data should be read in conjunction with the consolidated financial statements, the notes thereto and the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Because of the seasonal nature of the department store business, the results of operations for the 13 and 26 weeks ended August 1, 1998 and August 2, 1997 (which do not include the Christmas season) are not indicative of the results of operations for the entire fiscal year.

                                                           13 WEEKS ENDED          26 WEEKS ENDED
                                                        ---------------------   ---------------------
                                                        AUGUST 1,   AUGUST 2,   AUGUST 1,   AUGUST 2,
                                                          1998        1997        1998        1997
                                                        ---------   ---------   ---------   ---------
                                                                  (ALL AMOUNTS IN MILLIONS)
Net Sales.............................................   $3,523      $3,453      $6,979      $6,862
                                                         ------      ------      ------      ------
Cost of sales(1)......................................    2,101       2,099       4,207       4,186
Selling, general and administrative expenses(2).......    1,155       1,142       2,324       2,316
                                                         ------      ------      ------      ------
Operating Income......................................      267         212         448         360
Interest expense -- net...............................      (74)        (99)       (151)       (203)
                                                         ------      ------      ------      ------
Income Before Income Taxes and Extraordinary Item.....      193         113         297         157
Federal, state and local income tax expense...........      (86)        (46)       (130)        (66)
                                                         ------      ------      ------      ------
Income Before Extraordinary Item......................      107          67         167          91
Extraordinary Item -- loss on early extinguishment of
  debt, net of tax effect.............................       --         (39)         --         (39)
                                                         ------      ------      ------      ------
Net Income............................................   $  107      $   28      $  167      $   52
                                                         ======      ======      ======      ======

---------------

(1) Substantially all merchandise inventories are valued by the retail method and stated on the LIFO (last-in, first-out) basis, which is generally lower than market. Application of this method did not impact the 13 and 26 weeks ended August 1, 1998 or August 2, 1997.

(2) Includes depreciation and amortization expense of $156 million and $145 million for the 13 weeks ended August 1, 1998 and August 2, 1997, respectively, and $311 million and $291 million for the 26 weeks ended August 1, 1998 and August 2, 1997, respectively.

OTHER RECENT DEVELOPMENTS

     On August 18, 1998, the Company completed a tender offer (the "Tender Offer") pursuant to which it purchased approximately $341 million aggregate principal amount of its 10% Senior Notes Due 2001, leaving approximately $109 million aggregate principal amount of such notes outstanding. The Company's purchases of notes pursuant to the Tender Offer were financed, pending the sale of the TERMS offered hereby, through a combination of cash on hand and the issuance of commercial paper.

                                USE OF PROCEEDS

     The net proceeds from the offering are expected to be used by the Company to repurchase outstanding commercial paper used to finance the Tender Offer (which, as of the date of this Prospectus Supplement, bore interest at the rate of 5.85% per annum) and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratio of earnings to fixed charges for the fiscal year ended January 31, 1998 and for the 26 weeks ended August 1, 1998, computed in the manner described under "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus, was 2.77:1 and 2.34:1, respectively.

                            DESCRIPTION OF THE TERMS

     The TERMS will be issued under the Indenture as supplemented by a Second Supplemental Indenture (the "Supplemental Indenture"). The following discussion includes a summary description of material terms of the Supplemental Indenture and the TERMS (which represent a series of, and are referred to in the accompanying Prospectus as, "Debt Securities"). The following description of the TERMS supplements, and to the extent inconsistent therewith replaces, the description of the general terms of the Debt Securities set forth in the accompanying Prospectus. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Supplemental Indenture.

GENERAL

     The TERMS will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Maturity Date of the TERMS is scheduled to be September 1, 2011 (the "Scheduled Maturity Date") but may be adjusted due to the occurrence, if any, of the Window Period. See "Tender of Terms; Remarketing -- Remarketing Dates." Except in the limited circumstances described herein, the TERMS are not subject to redemption by the Company prior to the Maturity Date. See "Redemption."

     The TERMS will bear interest at the annual interest rate of 6 1/8% to September 1, 2001 (the "Initial Investor Maturity Date"). The Initial Investor Maturity Date and, if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date as described below under "Tender of TERMS; Remarketing -- Remarketing Dates," the Additional Remarketing Date thereafter, will be the Remarketing Dates for the TERMS. If the Remarketing Dealer elects to remarket the TERMS on a Remarketing Date, except in the limited circumstances described herein, (i) the TERMS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on each such date, on the terms and subject to the conditions described herein, and
(ii) on and after such Remarketing Date, the TERMS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below. See "Tender of TERMS; Remarketing."

     Under the circumstances described below, the TERMS are subject to redemption by the Company from the Remarketing Dealer on any Remarketing Date. See "Redemption." If the Remarketing Dealer for any reason does not purchase all of the TERMS on any Remarketing Date, or elects not to remarket the TERMS, or in certain other limited circumstances described herein, the Company will be required to repurchase the TERMS from the Holders thereof on such Remarketing Date at 100% of the principal amount thereof plus accrued and unpaid interest, if any. See "Repurchase."

     Interest on the TERMS accruing during the period from and including the Issue Date to but excluding the Initial Investor Maturity Date will be payable semiannually on March 1 and September 1 of each year, commencing March 1, 1999. Interest on the TERMS accruing from the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) will be paid semiannually on each day that is a six-month anniversary of such date. Interest on the TERMS accruing during the Window Period, if applicable, will be payable on the Additional Remarketing Date. Interest payable on any Interest Payment Date will be payable to the persons in whose names the TERMS are registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date, except that, in the case of the Interest Payment Date relating to the Window Period, interest will be payable to the persons to whom principal is payable on the Additional Remarketing Date. Interest on the TERMS will be computed on the basis of a 360-day year of twelve 30-day months, except that interest accruing during the Window Period will be computed on the basis of the actual number of days in such period over a 360-day year. "Business Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the City of New York and, in the case of the determination of the Reference Rate (as defined herein) that is based upon U.S. Dollar Deposits in London, the City of London.

     Interest payable on any Interest Payment Date and at the Maturity Date or date of earlier redemption or repurchase will be the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid or duly provided for (or from and including the Issue Date if no interest has been paid or duly provided for with respect to the TERMS) to but excluding such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be. If any Interest Payment Date or the Maturity Date or date of earlier redemption or repurchase of TERMS falls on a day that is not a Business Day, the payment otherwise then due will be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be.

     The TERMS will be issued in denominations of $1,000 and integral multiples thereof.

TENDER OF TERMS; REMARKETING

     The following description summarizes the terms and conditions of the remarketing of the TERMS, in the event that the Remarketing Dealer elects to purchase the TERMS and remarkets the TERMS on the Initial Investor Maturity Date.

     Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not earlier than 15 nor later than five Business Days prior to the Initial Investor Maturity Date of its intention to purchase the TERMS (the "Notification Date"), each TERMS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on each of (i) the Initial Investor Maturity Date and (ii) if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date as described under "-- Remarketing Dates," the Additional Remarketing Date thereafter, except in the circumstances described under "Repurchase" or "Redemption." The purchase price for the TERMS to be paid by the Remarketing Dealer on each Remarketing Date will equal 100% of the principal amount thereof. See "-- Notification of Results; Settlement." When the TERMS are tendered to the Remarketing Dealer on a Remarketing Date, the Remarketing Dealer may remarket the TERMS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), the TERMS will bear interest at the Interest Rate to Maturity (as defined herein), determined as set forth under "-- Determination of Applicable Interest Rate." During the Window Period, if any, the TERMS will bear interest at the Window Period Interest Rate (as defined herein) determined as set forth under "-- Determination of Applicable Interest Rate." If the Remarketing Dealer elects to purchase the TERMS, the obligation of the Remarketing Dealer to purchase the TERMS on the applicable Remarketing Date is subject to, among other things, the condition that no "Termination Event" under the Remarketing Agreement shall have occurred. Termination Events under the Remarketing Agreement include, among other events, (i) a material adverse change after the Notification Date in the financial condition or results of operations of the Company and its subsidiaries that the Remarketing Dealer, in its reasonable judgment, determines would materially and adversely affect the remarketing of the TERMS and (ii) the occurrence of an Event of Default under the Indenture that relates to the TERMS or the occurrence of an event which, with the giving of notice or passage of time or both, would constitute such an Event of Default. If for any reason the Remarketing Dealer does not purchase all of the TERMS on the applicable Remarketing Date, the Company will be required to repurchase the TERMS from the Holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the TERMS to such Remarketing Date. See "Repurchase."

     Remarketing Dates. If the Remarketing Dealer elects to purchase the TERMS on the Initial Investor Maturity Date, then not later than 4:00 p.m., New York City time, on the fourth Business Day prior to the Initial Investor Maturity Date, the Company may notify the Remarketing Dealer, the Trustee and DTC by telephone, confirmed in writing that it elects the Initial Investor Maturity Date to be a Window Period Remarketing Date (the "Window Period Remarketing Date"). The Company will be eligible to make such notification if at such time its senior unsecured debt is rated at least "Baa3" by Moody's Investors Service and "BBB-" by Standard & Poor's Ratings Group or the equivalent thereof by such rating agency at the time of such notification or if the Remarketing Dealer waives this requirement at its sole discretion. If the Company does not provide such notification, the Initial Investor Maturity Date will be the only Remarketing Date and the Maturity Date will be the Scheduled Maturity Date. If the Company provides such notification, then (i) the Additional Remarketing Date will be one of the 52 following one-week anniversary dates of the Initial Investor Maturity Date (or if any such day is not a Business Day, the next following Business Day) designated by the Company not later than the fifth Business Day prior to such one-week anniversary date (the "Additional Remarketing Date") except that, if the Company fails to so designate the Additional Remarketing Date, the Additional Remarketing Date will be the date that is 52 weeks after the Initial Investor Maturity Date (or if such day is not a Business Day, the next following Business Day) and (ii) the Maturity Date of the TERMS will be the date that is the tenth anniversary of the Additional Remarketing Date (whether or not a Business Day).

     Determination of Applicable Interest Rate. From and including the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), to but excluding the Maturity Date, the TERMS will bear interest at the Interest Rate to Maturity (as defined below). From and including the Initial Investor Maturity Date, if such date is a Window Period Remarketing Date, to but excluding the Additional Remarketing Date (the "Window Period"), the TERMS will bear interest at the Window Period Interest Rate (as defined below).

     The "Interest Rate to Maturity" will be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) (the "Re-pricing Date"), to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of the Base Rate (as defined below) plus the Applicable Spread (as defined below).

     "Base Rate" means 5.64% per annum.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or number of basis points) above the Base Rate, obtained by the Remarketing Dealer on the Re-pricing Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the TERMS at the Dollar Price, but assuming (i) an issue date of the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) with settlement on such date without accrued interest, (ii) a maturity date equal to the Maturity Date of the TERMS, and (iii) a stated annual interest rate, payable semiannually, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

     "Dollar Price" means, with respect to the TERMS, the present value, as of the Initial Investor Maturity Date, of the Remaining Scheduled Payments discounted to the Initial Investor Maturity Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below), except that (i) in the case of the Additional Remarketing Date, the Dollar Price will be the Accreted Dollar Price (as defined below) and (ii) the Dollar Price in the case of the Initial Investor Maturity Date or the Additional Remarketing Date may be any other amount agreed to in writing by the Remarketing Dealer and the Company.

     "Accreted Dollar Price" means, with respect to the Additional Remarketing Date, the Dollar Price as of the Initial Investor Maturity Date (determined by the Remarketing Dealer on the Notification Date) plus the product of (i) such Dollar Price less the aggregate principal amount of TERMS outstanding as of the Initial Investor Maturity Date, (ii) the weighted average per annum Window Period Interest Rate for the Window Period, and (iii) the number of days in the Window Period divided by 360.

     "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in the City of New York (no more than one of which may be the Remarketing Dealer or an affiliate thereof) selected by the Company.

     "Remaining Scheduled Payments" means, with respect to the TERMS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only and assuming (i) a maturity date of September 1, 2011 (whether or not a Business Day) and (ii) that the Company did not elect the Initial Investor Maturity Date to be a Window Period Remarketing Date.

     "Treasury Rate" means the yield to maturity of the offered-side quote for the then current 10-Year US Treasury Bond shown on Telerate page 500 (or any successor page), as of 11:00 a.m., New York City time, on the Notification Date (or, if such 10-year US Treasury Bond is not available, the interpolated yield using then current US Treasury Bonds). In the event that the offered-side quote for the then current 10-Year US Treasury Bond is no longer shown on Telerate page 500 and there is no successor page, the Treasury Rate will be calculated by the Remarketing Dealer and will be a yield to maturity equal to the arithmetic mean of the secondary market bid rates, as of approximately 11:00 a.m., New York City time, on the Notification Date, of five leading primary United States government securities dealers (no more than one of which may be the Remarketing Dealer or an affiliate of the Remarketing Dealer) selected by the Remarketing Dealer, excluding the highest and lowest of such bids, for an aggregate principal amount of the then current 10-Year US Treasury Bond equal to the aggregate principal amount of the TERMS (or, if such 10-year US Treasury Bond is not available, the interpolated yield using then current US Treasury Bonds). If fewer than three such United States government securities dealers provide bids, the Treasury Rate shall be the average of such bids. If only one such United States government securities dealer provides such a bid, then the Treasury Rate will be equal to such bid.

     The interest rate for the Window Period will be reset on each Interest Reset Date (as defined below) during the Window Period and will be equal to the Reference Rate in respect of the applicable Interest Reset Date plus the Basic Spread, in each case as calculated by the Remarketing Dealer (the "Window Period Interest Rate"). The Wednesday of each week during the Window Period will be an "Interest Reset Date." The "Interest Determination Date" applicable to an Interest Reset Date will be the second Business Day preceding such Interest Reset Date. The interest rate in effect from and including the Window Period Remarketing Date (which is the first day of the Window Period) to but excluding the first Interest Reset Date during such Window Period will be determined as if the Window Period Remarketing Date were an Interest Reset Date and the Interest Determination Date for such Interest Reset Date were the second Business Day prior to the Window Period Remarketing Date.

     The "Reference Rate" means, with respect to the Window Period, one of the following reference rates selected by the Company and notified to the Remarketing Dealer no later than four Business Days prior to the Window Period Remarketing Date: (i) the per annum rate for deposits in U.S. dollars for a period of one week shown on Telerate page 3750 (or any successor page) at 11:00 a.m., London time, on the applicable Interest Determination Date, (ii) the per annum rate equal to the average of the federal funds rates shown on Telerate page 5 (or any successor page) as of 11:00 a.m., New York City time, on the applicable Interest Determination Date and each of the four Business Days prior to such Interest Determination Date, or (iii) the one-week "AA" non-financial commercial paper rate shown on the Internet world wide web page of the Board of Governors of the Federal Reserve System at www.bog.frb.fed.us/releases/CP/ (or any successor page) as of 11:00 a.m., New York City time, on the applicable Interest Determination Date.

     The "Basic Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or number of basis points) above the Reference Rate, obtained by the Remarketing Dealer on the third Business Day prior to the Window Period Remarketing Date from the bids quoted from five Reference Money Market Dealers (as defined below) on such date for the full aggregate principal amount of the TERMS at a dollar price equal to par, but assuming (i) an issue date of the Window Period Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the day that is 52 weeks from the Window Period Remarketing Date, (iii) that the TERMS are callable by the Remarketing Dealer on a weekly basis after the Window Period Remarketing Date, (iv) that the TERMS will be repurchased by the Company at par on the day that is 52 weeks from the Window Period Remarketing Date if not previously called by the Remarketing Dealer, and (v) a stated annual interest rate, payable on the Additional Remarketing Date, equal to the Reference Rate plus the spread bid by the applicable Reference Money Market Dealer.

     "Reference Money Market Dealers" means leading dealers, selected by the Company, of publicly traded debt securities of the Company in the City of New York (no more than one of which may be the Remarketing Dealer or an affiliate thereof) who are also leading dealers in money market instruments. The Company will notify the Remarketing Dealer of the identity of such Reference Money Market Dealers no later than four Business Days prior to the Window Period Remarketing Date.

     Notification of Results; Settlement. Provided that the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all of the TERMS on the Initial Investor Maturity Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the third Business Day prior to the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), of the Interest Rate to Maturity. If the Initial Investor Maturity Date is a Window Period Remarketing Date, the Remarketing Dealer will provide the Company, the Trustee and DTC notice in accordance with the preceding sentence, on the second Business Day prior to the Initial Investor Maturity Date, of the Window Period Interest Rate which will initially be in effect.

     On each Remarketing Date, all of the TERMS will be automatically delivered to the account of the Trustee by book-entry through DTC pending payment of the purchase or redemption price therefor as described in the following paragraph.

     In the event that the Remarketing Dealer purchases the TERMS on a Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment to the DTC participant (each, a "DTC Participant") of each Holder of TERMS by book-entry through DTC by the close of business on such date against delivery through DTC of such Holder's TERMS, of 100% of the principal amount of the TERMS that shall have been purchased by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the TERMS on a Remarketing Date, the Company will make or cause to be made such payment for the TERMS, as described under "Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Holder of TERMS due on a Remarketing Date by book-entry through DTC by the close of business on such date. In the event that the Company elects to redeem the TERMS from the Remarketing Dealer on a Remarketing Date (following the Remarketing Dealer's purchase of the TERMS from the Holders on such Remarketing Date), the Company will make or cause the Trustee to make payment to the Remarketing Dealer by book-entry to DTC by the close of business on such date against delivery through DTC of such TERMS.

     The transactions described above will be executed through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the TERMS delivered by book-entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of TERMS remarketed by the Remarketing Dealer on a Remarketing Date will settle in immediately available funds through DTC.

     The tender and settlement procedures described above, including provisions for payment by purchasers of TERMS in the remarketing or for payment to selling Holders of TERMS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of TERMS in certificated form, if the book-entry system is no longer available for the TERMS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     As long as DTC's nominee holds the certificates representing any TERMS in the book-entry system of DTC, no certificates for such TERMS will be delivered by any selling Holder to reflect any transfer of such TERMS. In addition, under the terms of the TERMS and the Remarketing Agreement (described below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, it will (i) use its reasonable best efforts to maintain the TERMS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the TERMS in book-entry form and (ii) waive any discretionary right it otherwise has under the Indenture to cause the TERMS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see " Book Entry System" below and "Description of Debt
Securities -- Book-Entry Debt Securities" in the accompanying Prospectus.

     The Remarketing Dealer. The Company and the Remarketing Dealer are entering into a Remarketing Agreement which contains, in addition to provisions consistent with the foregoing description of the TERMS and the matters described under "Repurchase" and "Redemption" and certain other provisions, the provisions summarized below.

     In connection with the remarketing of the TERMS bearing the Interest Rate to Maturity, the Remarketing Dealer will sell the TERMS for distribution to the Reference Corporate Dealer that provides the lowest bid indication with respect to the determination of the Applicable Spread. The Remarketing Agreement provides the Remarketing Dealer with the right to match the lowest bid indication received from the Reference Corporate Dealers with respect to the determination of the Interest Rate to Maturity and to thereby have the right to distribute the TERMS.

     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with the transactions contemplated by the Remarketing Agreement, or to contribute to payments that the Remarketing Dealer may be required to make in respect thereof.

     In the event that the Remarketing Dealer elects to purchase the TERMS as described herein, the obligation of the Remarketing Dealer to purchase TERMS from Holders of TERMS will be subject to, among other things, the condition that no "Termination Event" under the Remarketing Agreement shall have occurred. In addition, the Remarketing Agreement will provide for the termination thereof on or before a Remarketing Date upon the occurrence of certain events specified in the Remarketing Agreement.

     No Holder of any TERMS will be entitled to any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such TERMS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time prior to the twentieth Business Day prior to the Initial Investor Maturity Date, such resignation to be effective 10 days after the delivery to the Company and the Trustee of notice of such resignation. The Company may also terminate the Remarketing Dealer in certain circumstances. In either such case, the Remarketing Dealer will be entitled to select its successor from a group of five broker-dealers of national standing identified by the Company who, subject to certain conditions, may assume the Remarketing Dealer's rights and obligations under the Remarketing Agreement.

     The Remarketing Dealer may buy, sell, make a market in, hold and deal in any of the TERMS. The Remarketing Dealer may exercise any vote or join in any action which any Holder of TERMS may be entitled to exercise or take with like effect as if it were not a party to the Remarketing Agreement. The Remarketing Dealer may also engage in or have an interest in any financial or other transaction with the Company as freely as if it were not a party to the Remarketing Agreement.

REPURCHASE

     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity or the Window Period Interest Rate by (a) in the case of the Interest Rate to Maturity, 4:00 p.m., New York City time, on the third Business Day prior to the Initial Investor Maturity Date (if the

Initial Investor Maturity Date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), or (b) in the case of the Window Period Interest Rate, 4:00 p.m., New York City time, on the second Business Day prior to the Initial Investor Maturity Date, (ii) prior to the Notification Date, the Remarketing Dealer has resigned or been terminated and no successor has been appointed on or before the third Business Day immediately preceding the Initial Investor Maturity Date, (iii) a "Termination Event" under the Remarketing Agreement shall have occurred, (iv) the Remarketing Dealer for any reason elects not to purchase the TERMS on a Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all tendered TERMS on the applicable Remarketing Date, the Company will repurchase the TERMS as a whole on such Remarketing Date at a price equal to 100% of the principal amount of the TERMS plus all accrued and unpaid interest, if any, on the TERMS to such Remarketing Date. In any such case, payment will be made by the Company to the DTC Participant of each Holder of TERMS by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Holder's TERMS.

REDEMPTION

     If the Remarketing Dealer elects to purchase the TERMS on a Remarketing Date, the TERMS will be subject to mandatory tender to the Remarketing Dealer for purchase on such date, in each case subject to the conditions described under "Tender of TERMS; Remarketing" and "Repurchase" and to the Company's right to redeem the TERMS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the fourth Business Day immediately preceding the applicable Remarketing Date, if the Company irrevocably elects to exercise its right to redeem the TERMS from the Remarketing Dealer, in whole but not in part, on such date at the Optional Redemption Price. In any such case, payment will be made by the Company to the Remarketing Dealer by book-entry transfer through DTC by the close of business on such Remarketing Date against delivery through DTC of the TERMS.

     The "Optional Redemption Price" will be the sum of (i) the greater of (a) 100% of the full aggregate principal amount of the TERMS and (b) the Dollar Price as of the applicable Remarketing Date (which, if the applicable Remarketing Date is the Additional Remarketing Date, will equal the Accreted Dollar Price) plus (ii) in the case of either (a) or (b) above, accrued and unpaid interest to the applicable Remarketing Date.

ABSENCE OF EVENT RISK PROTECTIONS

     Neither the Indenture (as supplemented by the Supplemental Indenture) nor the TERMS contain provisions permitting the holders of the TERMS to require prepayment in the event of a change in control of the Company, or in the event the Company enters into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, nor are any such events deemed to be events of default under the terms of the Indenture, the Supplemental Indenture or the TERMS. The terms of the Company's bank credit facilities, however, designate certain changes in control of the Company as events of default.

BOOK-ENTRY SYSTEM

     The TERMS will initially be issued in the form of a Global Security held in book-entry form. Accordingly, DTC or its nominee will be the sole registered holder of the TERMS for all purposes under the Supplemental Indenture. DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See "Description of Debt Securities -- Book Entry Debt Securities" in the accompanying Prospectus.

CERTAIN RESTRICTIVE COVENANTS

     The Supplemental Indenture will provide that the following restrictive covenants will be applicable to the Company.

     Limitation on Liens. The Company and the Restricted Subsidiaries will not be permitted to create, incur, assume, or suffer to exist any liens upon any of their respective assets, other than Permitted Liens, unless the TERMS are secured by an equal and ratable lien on the same assets.

     Limitation on Sale and Leaseback Transactions. The Company and the Restricted Subsidiaries may not enter into any sale and leaseback transaction unless the net cash proceeds therefrom are applied as follows: to the extent that the aggregate amount of net cash proceeds (net of all fees and expenses incurred and all taxes and reserves required to be accrued as a liability as a consequence of such a sale and leaseback transaction, net of all payments made on any Indebtedness that is secured by assets subject to a sale and leaseback transaction, and net of all distributions and other payments made to minority interest holders in Subsidiaries of the Company or joint ventures as a result of a sale and leaseback transaction) from such sale and leaseback transaction that have not been reinvested in the business of the Company or its Subsidiaries or used to reduce Senior Indebtedness of the Company or its Subsidiaries within 12 months of the receipt of such proceeds (with Cash Equivalents being deemed to be proceeds upon receipt of such Cash Equivalents and cash payments under promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing being deemed to be proceeds upon receipt of such payments) exceed $100.0 million ("Excess Sale Proceeds") from time to time, such Excess Sale Proceeds will be used to offer to repurchase the TERMS (on a pro rata basis with any other Senior Indebtedness of the Company or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of principal amount, plus accrued interest, and to pay related costs and expenses. To the extent that the aggregate purchase price for the TERMS or other Senior Indebtedness tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall will cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. If the aggregate purchase price for the TERMS or other Senior Indebtedness tendered pursuant to such an offer to purchase exceeds the amount of such Excess Sale Proceeds, the Trustee will select the TERMS or other Senior Indebtedness to be purchased by such method as the Trustee deems fair and appropriate.

     If an offer to purchase the TERMS is made, the Company shall comply with all tender offer rules including but not limited to Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer to purchase.

     Limitation on Merger and Certain Other Transactions. The Company, in a single transaction or through a series of related transactions, will not be permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless: (i) either (a) the Company is the continuing Person in such a consolidation or merger or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other Person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the TERMS, the Indenture, and the Supplemental Indenture and the Trustee receives a favorable written opinion of counsel with respect to satisfaction of the foregoing conditions; and (ii) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default has occurred and is continuing.

EVENTS OF DEFAULT

     The following are "Events of Default" with respect to the TERMS: (i) failure to pay principal of or premium, if any, on any TERMS when due; (ii) the failure to repurchase the TERMS when required pursuant to the Indenture or the Supplemental Indenture; (iii) failure to pay any interest on any TERMS when due, which failure continues for 30 calendar days; (iv) failure to perform any other covenant of the Company in the Indenture or the Supplemental Indenture (other than a covenant included therein solely for the benefit of a series of Debt Securities other than the TERMS), which failure continues for 60 calendar days after written notice as provided in the Indenture or the Supplemental Indenture;
(v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $100.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization of the Company or any Significant Subsidiary or any group of Subsidiaries of the Company that, if considered in the aggregate, would be a Significant Subsidiary; and (vii) the entry of any final judgments or orders against the Company or any of its Subsidiaries in excess of $100.0 million individually or in the aggregate (not covered in full by insurance) that is not paid, discharged, or otherwise stayed (by appeal or otherwise) for 60 calendar days after the entry of such judgments or orders. The Company will be required to provide the Trustee with notice of any uncured Event of Default within 10 calendar days after any responsible officer of the Company becomes aware of or receives actual notice of the occurrence thereof. The Trustee will be required, within 90 calendar days after the occurrence of a default in respect of the TERMS, to give to the holders of the TERMS notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iii) of the preceding sentence, no such notice to holders of the TERMS will be given until at least 30 calendar days after the occurrence thereof); provided, however, that, except in the case of a default of the character contemplated in clause (i) or (ii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the TERMS.

     If an Event of Default with respect to the TERMS occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the TERMS, by notice as provided in the Indenture, may declare the principal amount of the TERMS to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the TERMS has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the TERMS may, under certain circumstances, rescind and annul such acceleration. See "Description of Debt Securities -- Modification and Waiver" in the accompanying Prospectus. If an Event of Default under clause (vi) above occurs with respect to the Company, the principal of, premium, if any, on and accrued interest on the TERMS will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the TERMS.

DEFEASANCE

     The Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the TERMS (except for certain obligations, including obligations to register the transfer or exchange of the TERMS, to replace destroyed, stolen, lost, or mutilated TERMS, and to maintain an office or agency in respect of the TERMS and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the restrictive covenants described above with respect to the TERMS, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, (a) money or (b) (1) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable at the issuer's option or (2) certain depositary receipts with respect to any obligation of the type specified in the preceding clause

(1) ("U.S. Government Obligations") that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and any interest on the TERMS on the dates such payments are due and the Company shall have given the Trustee irrevocable instructions satisfactory to the Trustee to give notice to holders of the TERMS of the defeasance of the TERMS, all in accordance with the terms of such the TERMS. Such defeasance may be effected only if, among other things: (A) no Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture or the Supplemental Indenture has occurred and is continuing on the date of such deposit; (B) no Event of Default described under clause (vi) under "Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) has occurred and is continuing at any time on or prior to the 124th calendar day following such date of deposit; (C) in the event of defeasance under clause (i) above, the Company has delivered an opinion of counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service ("IRS") a ruling or (y) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the applicable TERMS will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (D) in the event of defeasance under clause (ii) above, the Company has delivered an opinion of counsel to the effect that, among other things, the holders of the applicable TERMS should not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (E) the Company has delivered to the Trustee an opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of any U.S. Government Obligations placed on deposit to pay, without regard to any reinvestment of any accrued interest, principal, interest, and premium, if any, on the TERMS no later than one day prior to when due; and (F) such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement to which the Company is a party or violate any law to which the Company is subject. In the event the Company fails to comply with its remaining obligations under the Indenture and the Supplemental Indenture after a defeasance of the Indenture and the Supplemental Indenture with respect to the TERMS as described under clause (ii) of the first sentence of this paragraph and the TERMS are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the TERMS at the time of the acceleration resulting from such Event of Default. The Company, however, will remain liable in respect of such payments.

CERTAIN DEFINED TERMS

     Capitalized terms used but not defined herein have the meanings given to such terms in the Indenture and the Supplemental Indenture. In addition, for purposes of the Indenture and the Supplemental Indenture, the following definitions apply:

     "Bank Facilities" means the financing provided for by (a) the 364-Day Credit Agreement and (b) the Five-Year Credit Agreement, each dated as of July 28, 1997 and each by and among the Company, certain financial institutions, Citibank, N.A., as administrative agent and paying agent, The Chase Manhattan Bank, as administrative agent, BankBoston, N.A., as syndication agent, and The Bank of America, National Trust & Savings Association, as documentation agent, as the same may be amended, supplemented, or otherwise modified from time to time.

     "Cash Equivalent" means (i) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances, and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary or branch office of any depository institution or trust company, provided that (a) such depository institution or trust company has, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, capital, surplus, or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and (b) the commercial payer of such depository institution or trust company, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's; (iii) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government, or foreign sovereignty, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (ii) above; and (v) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (i), (ii), (iii), and (iv) above; provided, however, that, in the case of the clauses (i) through (iii) above, each such Investment has a maturity of one year or less from the date of acquisition thereof.

     "Consolidated Net Tangible Assets" means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

     "Existing Indebtedness" means all Indebtedness under or evidenced by: (i) the TERMS, (ii) the Company's 7% Senior Debentures Due 2028; (iii) the Company's 7.45% Senior Debentures Due 2017; (iv) the Company's 6.79% Senior Debentures Due 2027; (v) the Company's 10% Senior Notes Due 2001; (vi) the Company's 8.125% Senior Notes Due 2002; (vii) the Company's 8.5% Senior Notes Due 2003; (viii) the Company's 5% Convertible Subordinated Notes Due 2003; (ix) the outstanding principal amount of notes issued pursuant to the Mortgage Note Agreement between Macy's Primary Real Estate, Inc. and Federated Noteholding Corporation; (x) the outstanding principal amount of notes issued pursuant to the Loan Agreement among Lazarus PA, Inc., PNC Bank Ohio, National Association, as agent, and the financial institutions party thereto; (xi) capital lease obligations of the Company and the Restricted Subsidiaries existing on the date of issuance of the Debentures; and (xii) the other secured Indebtedness of the Company or secured or unsecured Indebtedness of the Restricted Subsidiaries existing on the date of issuance of the Debentures.

     "Indebtedness" means, as applied to any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures, redeemable preferred stock, or other similar instruments (other than performance, surety, and appeals bonds arising in the ordinary course of business); (iv) all payment obligations created or arising under any conditional sale, deferred price, or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) any capital lease obligation of such Person; (vi) all reimbursement, payment, or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit, or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA); (vii) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (i) through (vi) above; and (viii) all obligations referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights, and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; provided, however, that Indebtedness of the type referred to in clauses (vii) and (viii) above will be included within the definition of "Indebtedness" only to the extent of the least of: (a) the amount of the underlying Indebtedness referred to in the applicable clause (i) through (vi) above; (b) in the case of clause (vii), the limit on recovery, if any, from such Person under obligations of the type referred to in clause (vii) above; and (c) in the case of clause (viii), the aggregate value (as determined in good faith by the Board) of the security for such Indebtedness.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures, or other securities or evidences of Indebtedness issued by any other Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs, or write-offs with respect to such Investment.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Permitted Liens" means: (a) liens (other than liens on inventory) securing
(i) Existing Indebtedness; (ii) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less
(1) principal payments actually made by the Company on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (a)(ix) below) and (2) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (a)(ix) below) except that under no circumstances will the total allowable indebtedness under this clause (a)(ii) be less than $1,250.0 million (subject to increase from and after the date of issuance of the TERMS at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing the Company and its Subsidiaries with working capital including bankers' acceptances, letters of credit, and similar assurances of payment whether as part of the Bank Facilities or otherwise; (iii) Indebtedness existing as of the date of issuance of the TERMS of any Subsidiary of the Company engaged primarily in the business of owning or leasing real property; (iv) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures; (v) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement; (vi) Indebtedness of a Person acquired by the Company or a Subsidiary of the Company at the time of such acquisition; (vii) to the extent deemed to be "Indebtedness," obligations under swap agreements, cap agreements, collar agreements, insurance agreements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); (viii) other Indebtedness in outstanding amounts not to exceed the greater of $750.0 million and 12.5% of Consolidated Net Tangible Assets in the aggregate incurred by the Company and the Restricted Subsidiaries at any particular time; and (ix) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement, or refunding (including successive extensions, renewals, refinancings, replacements, or refundings), in whole or in part, of any Indebtedness of the Company or the Restricted Subsidiaries; provided, however, that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced, or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents); (b) liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA; (c) liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (d) liens on goods and documents securing trade letters of credit; (e) liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendors' liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (f) liens securing the payment of taxes, assessments, and governmental charges or levies (1) either (x) not delinquent or (y) being contested in good faith by appropriate legal or administrative proceedings and (2) as to which adequate reserves shall have been established on the books of the relevant corporation in conformity with GAAP;
(g) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business; (h) liens on property existing at the time such property is acquired; (i) purchase money liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;
(j) liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired; (k) liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (1) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries; and (l) without limiting the ability of the Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any lien otherwise permitted under any of the foregoing clauses, any extension, renewal, or replacement, in whole or in part, of any lien described in the foregoing clauses; provided, however, that any such extension, renewal, or replacement lien is limited to the property or assets covered by the lien extended, renewed, or replaced or substitute property or assets, the value of which is determined by the Board of Directors of the Company to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

     "Person" means an individual, partnership, corporation (including without limitation a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof.

     "Restricted Subsidiary" means any direct or indirect Subsidiary (as that term is defined in Regulation S-X promulgated by the Commission) other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

     "Senior Indebtedness" means any Indebtedness of the Company or its Subsidiaries other than Subordinated Indebtedness.

     "Significant Subsidiary" means any Subsidiary that accounts for (i) 10% or more of the total consolidated assets of the Company and its Subsidiaries as of any date of determination or (ii) 10% or more of the total consolidated revenues of the Company and its Subsidiaries for the most recently concluded fiscal quarter.

     "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the TERMS.

     "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership, or other business entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiaries.

     "Unrestricted Subsidiary" means any entity designated as such in the Supplemental Indenture (including the Company's existing receivables finance Subsidiaries, FDS National Bank, FACS Group, Inc., Federated Credit Holdings Corporation, Prime Credit Card Master Trust (to the extent that it is deemed to be a Subsidiary), Prime Credit Card Master Trust II (to the extent it is deemed to be a Subsidiary) Prime Receivables Corporation, Prime II Receivables Corporation, Seven Hills Funding Corporation, Ridge Capital Trust II (to the extent that it is deemed to be a Subsidiary), Macy Financial, Inc., R.H. Macy Overseas

Finance, N.V., Macy Credit Corp., and Macy's Data and Credit Services Corp.) or by the Board, provided that such entity is a special purpose entity formed for financing purposes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the TERMS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with such consequences to persons who purchase the TERMS offered hereby and who hold such TERMS as capital assets, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities or currencies, persons holding TERMS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion addresses only the United States federal income tax consequences of the TERMS until the Initial Investor Maturity Date. PERSONS CONSIDERING THE PURCHASE OF THE TERMS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TERMS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a Holder of a TERMS that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a TERMS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be "U.S. Holders." As used herein, the term "non-U.S. Holder" means a Holder of a TERMS that is not a U.S. Holder.

     The United States federal income tax treatment of debt obligations such as the TERMS is not entirely certain. Because the TERMS are subject to mandatory tender on the Initial Investor Maturity Date, the Company intends to treat the TERMS, for United States federal income tax purposes, as maturing on the Initial Investor Maturity Date and, should the Remarketing Dealer remarket the TERMS, as being reissued on the Initial Investor Maturity Date. By purchasing the TERMS, each U.S. Holder agrees to such treatment for United States federal income tax purposes. Based on such treatment, interest on the TERMS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting).

     It is expected that the TERMS will be issued without having original issue discount. If, however, the TERMS are issued at a discount greater than the statutory de minimis amount (generally 1/4 of 1% of the TERMS' stated redemption price at the Initial Investor Maturity Date multiplied by the number of complete years to the Initial Investor Maturity Date from its issue date), a Holder would be required to include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the Holder's regular method of tax accounting.

     Upon the sale, exchange or retirement of a TERMS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the TERMS. A U.S. Holder's adjusted tax basis in a TERMS generally will equal such U.S. Holder's initial investment in the TERMS increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such TERMS. Such gain or loss will generally be long-term capital gain or loss if the TERMS were held for more than one year. Long-term capital gain recognized by non-corporate Holders is subject to a reduced tax rate of 20%. The deductibility of capital losses is subject to limitations.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the manner in which the Company intends to treat the TERMS for United States federal income tax purposes. Among other possibilities, the IRS could seek to treat the TERMS as maturing on the Maturity Date, in which event (i) the TERMS would be subject to the Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"),
(ii) the issue price of the TERMS would be treated as including the value of the mandatory tender right, (iii) the Company would be required to construct a projected payment schedule for the TERMS based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the TERMS would be calculated. In addition, a U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the TERMS at the beginning of each interest accrual period and the estimated yield of the TERMS. In general, for these purposes, a TERMS' adjusted issue price would equal the TERMS' issue price increased by the interest previously accrued on the TERMS, and reduced by all payments made on the TERMS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     The character of any gain or loss, upon the sale or exchange of a TERMS (including a sale pursuant to the mandatory tender on the Initial Investor Maturity Date) by a U.S. Holder, would likely differ if the TERMS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a TERMS (i) unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) unless and to the extent that any such payments are treated as contingent interest under the Code. To qualify for exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. beneficial owner (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the TERMS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a TERMS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Under applicable Treasury Regulations, the statement requirement referred to above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a TERMS unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or (ii) in the case of an individual non-U.S. Holder, such individual is present in the United States for 183 or more days in the tax year of disposition and certain other conditions are satisfied. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The TERMS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the TERMS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the TERMS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the TERMS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a TERMS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                  UNDERWRITING

     Under the terms and conditions contained in an Underwriting Agreement dated August 19, 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the TERMS:

                                                                PRINCIPAL
                        UNDERWRITER                               AMOUNT
                        -----------                            ------------
Credit Suisse First Boston Corporation......................   $148,750,000
Goldman, Sachs & Co.........................................    148,750,000
Chase Securities Inc........................................     35,000,000
BancAmerica Robertson Stephens..............................      8,750,000
Citicorp Securities, Inc. ..................................      8,750,000
                                                               ------------
          Total.............................................   $350,000,000
                                                               ============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the TERMS, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the TERMS to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of .20% of the principal amount per TERMS and the Underwriters and such dealers may allow a discount of .125% of such principal amount per TERMS on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities, under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the TERMS in the open market. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the TERMS originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the TERMS to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The TERMS are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the TERMS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the TERMS. In addition, there can be no assurance that an active or liquid market for the TERMS will develop or, if any such market develops, that it will continue to exist.

     Following a Remarketing Date, the TERMS may be remarketed to or through the Remarketing Dealer, directly to purchasers, to dealers or otherwise. Such transactions may be effected from time to time at a fixed price or prices, or at market prices prevailing at the time of sales at prices related to such prevailing market prices or at negotiated prices. If required at any time, this Prospectus Supplement and the accompanying Prospectus, as amended or supplemented, or a new Prospectus may be used in connection with remarketing the TERMS. The TERMS may also be remarketed following a Remarketing Date in one or more private transactions, including pursuant to Rule 144A under the Securities Act.

     The Underwriters and their respective affiliates have provided investment banking and/or commercial banking services to the Company from time to time. The Underwriters have received customary fees in connection with providing these services. The Remarketing Dealer has paid the Company $9.1 million in consideration for the right to remarket the TERMS as described herein.

     This offering is being made pursuant to the provisions of Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

     George V. Grune, a director of the Company, is also a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, affiliates of Chase Securities Inc.

     It is expected that delivery of the TERMS will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fifth business day following the date of pricing of the TERMS. Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade TERMS on the date of pricing or the next five succeeding Business Days will be required, by virtue of the fact that the TERMS initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of TERMS who wish to trade TERMS on the date of pricing or the next five succeeding Business Days should consult their own advisor.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the TERMS in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities' regulatory authorities in each province where trades of TERMS are effected. Accordingly, any resale of the TERMS in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the TERMS.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the TERMS in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such TERMS without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of TERMS to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any TERMS acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of TERMS acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of TERMS should consult their own legal and tax advisors with respect to the tax consequence of an investment in the TERMS in their particular circumstances and with respect to the eligibility of the TERMS for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

     The consolidated financial statements of the Company as of January 31, 1998 and February 1, 1997, and for the 52-week periods ended January 31, 1998 and February 1, 1997 and the 53-week period ended February 3, 1996 have been incorporated by reference in this Prospectus Supplement in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the TERMS offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett.

PROSPECTUS

                                 $1,000,000,000

                       FEDERATED DEPARTMENT STORES, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS
                         ------------------------------

     Federated Department Stores, Inc. (the "Company") may offer from time to time, together or separately, (i) debt securities ("Debt Securities") consisting of notes, debentures, or other evidences of indebtedness in one or more series,
(ii) shares of its Common Stock, par value $.01 per share (the "Common Stock"),
(iii) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (iv) warrants to purchase Debt Securities, Common Stock, or Preferred Stock, or any combination thereof, as may be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices, and on terms to be determined at the time of the offering. The Debt Securities, Common Stock, Preferred Stock, and Warrants are collectively called the "Securities".

     The Securities may be offered in separate series or issuances at an aggregate initial public offering price not to exceed $1,000,000,000 or, if applicable, the equivalent thereof in other currencies, at prices, and on terms to be determined at the time or times of offering.

     The specific terms of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement and include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions, any subordination provisions, and any other specific terms of the Debt Securities offered hereby not set forth herein under the caption "Description of Debt Securities" in this Prospectus, and any listing thereof on a securities exchange; (ii) in the case of Common Stock, the number of shares and any initial public offering price;
(iii) in the case of Preferred Stock, the number of shares, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price, and any other terms; and
(iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange, and any other terms in connection with the offering, sale and exercise of the Warrants.

     The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "FD." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance.

     Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                         ------------------------------

     The Securities will be sold either through underwriters, dealers, or agents or directly by the Company. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters, dealers, or agents.
                         ------------------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                         ------------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 11, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ARE CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. FORWARD-LOOKING STATEMENTS ARE TYPICALLY IDENTIFIED BY THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "ESTIMATE," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS AND CONDITIONS IN THE RETAIL INDUSTRY, COMPETITIVE CONSIDERATIONS, AND OTHER FACTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RESULTS AND EVENTS CONTEMPLATED BY SUCH FORWARD-LOOKING INFORMATION WILL IN FACT OCCUR, AND READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.
                         ------------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock and certain other securities of the Company are listed on the NYSE. Reports and other information concerning the Company may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied at, or obtained from, the Commission or the NYSE in the manner described above.

                         ------------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 (File No. 1-13536) (the "1996 Form 10-K"), the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 1997 (the "First Quarter Form 10-Q"), the Company's Current Report on Form 8-K dated July 15, 1997, and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto are incorporated herein by reference.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attention: Investor Relations (telephone: (513) 579-7780).

                                  THE COMPANY

     The Company is one of the leading operators of full-line department stores in the United States with over 400 department stores in 36 states. The Company's department stores sell a wide range of merchandise, including men's, women's, and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. The Company's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. As of the date of this Prospectus, the Company also operates approximately 150 specialty stores under the names "Aeropostale" and "Charter Club," and a mail order catalog business under the name "Bloomingdale's By Mail."

     The Company's principal executive offices are located at 151 West 34th Street, New York, New York 10001, and 7 West Seventh Street, Cincinnati, Ohio 45202. The Company's telephone numbers at such offices are (212) 695-4400 and
(513) 579-7000, respectively.

                                USE OF PROCEEDS

     The principal reason for this offering is to make funds available for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions, new store construction, store expansions, and further investments in technology. Other reasons, if any, for this offering are set forth in the accompanying Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the Company's Consolidated Financial Statements (including the notes thereto) set forth in the 1996 Form 10-K and the First Quarter Form 10-Q. As a result of substantial acquisition transactions, the Company's results of operations for its fiscal year ended January 28, 1995 and subsequent periods are not directly comparable to its results of operations for prior periods.

                                13 WEEKS   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                 ENDED        ENDED         ENDED         ENDED         ENDED         ENDED
                                 MAY 3,    FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,   JANUARY 29,   JANUARY 30,
                                  1997        1997          1996          1995          1994          1993
                                --------   -----------   -----------   -----------   -----------   -----------
Consolidated ratio of earnings
  to fixed charges
  (unaudited)(1)..............   1.30x        1.71x         1.31x         1.99x         2.33x         1.72x

------------------------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges represent interest incurred, amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be issued under an Indenture, dated as of September 10, 1997 (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee"). The statements under this caption are brief summaries of the material provisions of the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture.

     The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued from time to time in one or more series. Reference is made to the accompanying Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered hereby: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the Regular Record Date therefor; (iv) the date or dates (or manner of determining the same) on which the principal of such Debt Securities will be payable; (v) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (vi) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (vii) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (viii) the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the denominations in which any Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto; (xii) any index or formula used to determine the amount of payments of principal of and any premium or interest on such Debt Securities; (xiii) whether the Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities"), and, if so, the identity of the depositary, if any, for such Global Security or Securities; (xiv) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities of the Company or other issuers (provided, however, that any such securities issuable upon conversion or exchange of Debt Securities will be subject to registration under the Securities Act or an applicable exemption therefrom); (xv) the applicability of the provisions described in "-- Defeasance"; (xvi) any subordination provisions applicable to such Debt Securities; and (xvii) any other terms of the Debt Securities.

     Debt Securities may be issued at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") may be described in an applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms, and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable Prospectus Supplement.

     Unless otherwise indicated in an applicable Prospectus Supplement, (i) the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and (ii) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion, and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") or its nominee identified in an applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in any other circumstances described in an applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or Persons that may hold interests through Participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form, and will not be considered the owners or Holders thereof for any purpose under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under Indenture, the Depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in an applicable Prospectus Supplement. Payment of principal of, and any premium or interest on, Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent, or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS

     Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer, or exchange.

     Paying Agents, Etc. If the Company acts as its own paying agent with respect to any series of Debt Securities, on or before each due date of the principal of, or interest on any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If the Company has one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or interest on any Debt Securities of that series, it will deposit with a paying agent a sum sufficient to pay such amount, and the Company will promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by the Company to a paying agent for the payment of principal of and interest on any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Securities may look only to the Company for payment thereof.

     Payment of Taxes and Other Claims. The Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments, and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or their properties and (ii) all claims that if unpaid would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

     Maintenance of Properties. The Company will be required to cause all properties used in the business of the Company or any Subsidiary of the Company to be maintained and kept in good condition, repair, and working order, except to the extent that the failure to do so would not have a Material Adverse Effect.

     Existence. The Company will be required to, and also will be required to cause its Subsidiaries to, preserve and keep in full force their existence, charter rights, statutory rights, and franchises, except to the extent that failure to do so would not have a Material Adverse Effect.

     Compliance with Laws. The Company will be required to and to cause its Subsidiaries to comply with all applicable laws to the extent the failure to do so would have a Material Adverse Effect.

     Restrictive Covenants. Any restrictive covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable; (ii) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days; (iii) default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series; (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of the Company the principal amount of which is not less than $100 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization involving the Company; and (vii) any other Event of Default provided with respect to Debt Securities of that series. Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt Securities, to give to the Holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iv) of the preceding sentence, no such notice to Holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (i), (ii), or (iii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series.

     If an Event of Default with respect to Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" below. If an Event of Default under clause (vi) of the immediately preceding paragraph occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

     The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

     Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable Prospectus Supplement.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (i) change the Stated Maturity of, or any installment of principal of, or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Prepayment Date thereof; or (vi) reduce the percentage in principal amount of Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The Holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Debt Security of that series affected thereby.

DEFEASANCE

     Unless otherwise specified in a Prospectus Supplement applicable to a particular series of Debt Securities, the Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the Debt Securities of such series (except for certain obligations, including obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost, or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are under "Certain Covenants" above with respect to the Debt Securities of such series, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant and clauses (iii), (v), and (vii) of the "Events of Default" above will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts therefor that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance may be effected only if, among other things, (a) no Event of Default or event which with the giving of notice or lapse or time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (vi) under "-- Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) shall have occurred and be continuing at any time on or prior to the 90th calendar day following such date of deposit, (c) in the event of defeasance under clause (i) above, the Company has delivered an Opinion of Counsel, stating that (1) the Company has received from, or there has been published by, the IRS a ruling or (2) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred, and (d) in the event of defeasance under clause
(ii) above, the Company has delivered an Opinion of Counsel to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE

     The Company, at its option, may satisfy and discharge the Indenture (except for certain obligations of the Company and the Trustee, including, among others, the obligations to apply money held in trust) when (i) either (a) all Debt Securities previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost, or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all such Debt Securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company, and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

LIMITATIONS ON MERGER AND CERTAIN OTHER TRANSACTIONS

     Prior to the satisfaction and discharge of the Indenture, the Company may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless (i) either (a) the Company is the continuing or surviving person in such a consolidation or merger or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Debt Securities and the Indenture, (ii) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists, and (iii) an officer's certificate is delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (i) have been satisfied. The Surviving Person will succeed to and be substituted for the Company with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company within three months of, or subsequent to, a default by the Company to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of the Company will not be limited if the creditor relationship arises from, among other things, the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee; certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture; disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity; indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or the acquisition, ownership, acceptance, or negotiation of certain drafts, bills of exchange, acceptances, or other obligations. The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Company's Certificate of Incorporation provides that the authorized capital stock of the Company consists of 500.0 million shares of Common Stock and 125.0 million shares of Preferred Stock.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. The Common Stock is listed on the NYSE. The transfer agent and registrar for the Common Stock is The Bank of New York.

PREFERRED STOCK

     The Board of Directors of the Company has the authority to issue 125 million shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of the Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of the Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders.

     The Board of Directors of the Company has not taken any action to designate or issue any series of Preferred Stock, other than the Series A Junior Participating Preferred Stock described below. The terms of any Preferred Stock offered and the applicable Certificate of Designation, as well as the transfer agent and registrar therefor, will be set forth in the applicable Prospectus Supplement.

PREFERRED SHARE PURCHASE RIGHTS

     Each outstanding share of Common Stock issued is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between the Company and The Bank of New York, as rights agent (the "Share Purchase Rights Agreement"). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of the Company at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Series A Preferred Share, subject to adjustment.

     Until the earliest to occur of the following dates (the earliest of such dates being hereinafter called the "Rights Distribution Date"), the Rights will be evidenced by the certificates evidencing shares of Common Stock: (i) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the first date of public announcement by the Company that a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (any such person being hereinafter called an "Acquiring Person"), (ii) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the commencement of a tender offer or exchange offer by a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Stock, and (iii) the close of business on the tenth business day following the first date of public announcement by the Company that a Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

     The Share Purchase Rights Agreement provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing shares of Common Stock issued upon transfer or new issuance of Common Stock will contain a notation incorporating the Share Purchase Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date. The Rights will expire on December 19, 2004 (the "Final Expiration Date") unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     The Purchase Price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, or stock (excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right also is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or a subdivision, combination, or reclassification of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     The Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     Rights may be exercised to purchase Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event or Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of "Rights Distribution Date" would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase shares of Common Stock or other securities as described below.

     In the event (a "Flip-in Event") that (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Common Stock, (ii) any Acquiring Person merges into or combines with the Company and the Company is the surviving corporation or any Acquiring Person effects certain other transactions with the Company, as described in the Share Purchase Rights Agreement, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) that have a market value of two times the exercise price of the Right.

     In the event (a "Flip-over Event") that, following the first date of public announcement by the Company that a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of the company's assets or earning power, including without limitation securities creating obligations of the Company, are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

     Following the occurrence of any Flip-in Event or Flip-over Event, Rights (other than any Rights which have become void) may be exercised as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such Rights securities having a market value equal to the exercise price of the Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Stock, the Company may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Share Purchase Rights Agreement.

     The Company may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which the Company is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will have only the right to receive the Redemption Price.

     The Share Purchase Rights Agreement may be amended by the Company without the approval of any holders of Rights, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of Series A Preferred Shares or other securities issuable upon the exercise of the Rights which modify procedures relating to the redemption of the Rights, provided that no amendment may be made which decreases the stated Redemption Price to an amount less than $0.01 per Right, decreases the period of time remaining until the Final Expiration Date, or modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

CERTAIN CORPORATE GOVERNANCE MATTERS

     The Company's Certificate of Incorporation and By-Laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the Board of Directors of the Company will be added to a particular class of directors to be determined at the time of such election, although in accordance with the Company's Certificate of Incorporation and By-Laws, the number of directors in each class will be identical or as nearly as practicable thereto based on the total number of directors then serving as such.

     The Company's By-Laws provide that nominations for election of directors by the stockholders will be made by the Board of Directors of the Company or by any stockholder entitled to vote in the election of directors generally. The Company's By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Commission or furnished to stockholders, or by mail, press release, or otherwise more than 75 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholders and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

     In addition to the provisions relating to the classification of the Board of Directors and the director nomination procedures described above, the Company's Certificate of Incorporation and By-Laws provide, in general, that (i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the Company's directors (assuming no vacancies) or by the holders of at least 80% of the Company's voting stock, (ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board of Directors of the Company with any new director to serve in the class of directors to which he or she is so elected, (iii) directors of the Company may be removed only for cause by the holders of at least 80% of the Company's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies), and (vi) subject to certain exceptions, the Board of Directors of the Company may postpone and reschedule any previously scheduled annual or special meeting of stockholders. The Company's By-Laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission or furnished to stockholders more than 75 calendar days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. The

Company's By-Laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made including their names and addresses, the class and number of shares of the Company, that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of the Company's voting stock, the Board of Directors of the Company will be required to call a meeting of stockholders for the purpose specified in such written request and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 calendar days after the date of receipt of notice of such meeting), provided that in the event that the Board of Directors of the Company calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board of Directors of the Company include (among others) the purposes specified in such written request of the stockholders.

     Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Company's Certificate of Incorporation and By-Laws provide that (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Company's Board of Directors and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals require by law, including approval by the Board of Directors of the Company with respect to any amendment to the Company's Certificate of Incorporation), such action will be effective as of one year from the date of adoption, or (ii) the Company's By-Law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Company's Board of Directors without stockholder approval.

     The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts the consummation of certain business combination transactions in certain circumstances. In addition, the Company's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with (i) any person or group that became or is deemed to have become the beneficial owner of 15% or more of the voting stock of the Company as a result of its receipt of Common Stock or warrants pursuant to Macy's plan of reorganization that thereafter becomes the beneficial owner of an additional 1% or more of the voting stock of the Company and (ii) any other person or group that becomes the beneficial owner of 15% more of the voting stock of the Company.

     The foregoing provisions of the Company's Certificate of Incorporation, the provisions of its By-Laws relating to advance notice of stockholder nominations, and the provisions of the Share Purchase Rights Agreement (see "-- Preferred Share Purchase Rights") may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, or any combination thereof. Warrants may be issued independently, together with any other Securities offered by a Prospectus Supplement, and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, number and terms of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, or combination thereof, purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable; (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of any applicable federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any one or more of the following ways: (i) through one or more underwriters, (ii) through one or more dealers or agents (which may include one or more underwriters), or (iii) directly to one or more purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Securities, underwriters, dealers, and agents may receive compensation from the Company or from purchasers of the Securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer, or agent will be identified and any such compensation received from the Company will be described in an applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including under the Securities Act, or contribution from the Company to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     All Securities will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Securities.

                             VALIDITY OF SECURITIES

     Unless otherwise indicated in an applicable Prospectus Supplement relating to the Securities, the validity of the Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of February 1, 1997 and February 3, 1996, and for the 52 week period ended February 1, 1997, the 53 week period ended February 3, 1996, and the 52 week period ended January 28, 1995, have been incorporated by reference in this Prospectus in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of that firm as experts in accounting and auditing.

     The financial statements incorporated herein by reference to reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, are or will be so incorporated in reliance upon the reports of KPMG Peat Marwick LLP, or any other independent public accountants, relating to such financial statements and upon the authority of such independent public accountants as experts in accounting and auditing in giving such reports to the extent that the particular firm has audited such financial statements and consented to the use of their reports thereon.

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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Recent Developments...................   S-3
Use of Proceeds.......................   S-3
Ratio of Earnings to Fixed Charges....   S-4
Description of the TERMS..............   S-4
Certain United States Federal Income
  Tax Considerations..................  S-17
Underwriting..........................  S-20
Notice to Canadian Residents..........  S-21
Experts...............................  S-22
Legal Matters.........................  S-22
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     3
The Company...........................     4
Use of Proceeds.......................     4
Ratio of Earnings to Fixed Charges....     4
Description of Debt Securities........     5
Description of Capital Stock..........    12
Description of Warrants...............    17
Plan of Distribution..................    17
Validity of Securities................    18
Experts...............................    18

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                       FEDERATED DEPARTMENT STORES, INC.

                                  $350,000,000

                       6 1/8% Term Enhanced ReMarketable
                          Securities(SM) ("TERMS(SM)")
                             PROSPECTUS SUPPLEMENT
                           CREDIT SUISSE FIRST BOSTON
                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                         BANCAMERICA ROBERTSON STEPHENS
                           CITICORP SECURITIES, INC.

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